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                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION                                  OMB APPROVAL
FORM 3                                       WASHINGTON, D.C.  20549                                     OMB Number:  3235-0104
                                                                                                         Expires: September 30, 1998
                            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                      Estimated average burden
                                                                                                         hours per response......0.5


               Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public
               Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

Print or Type Responses)
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1. Name and Address of          2. Date of Event Re-  4. Issuer Name and Ticker or Trading Symbol
   Reporting Person                quiring Statement     Schein Pharmaceutical, Inc. (SHP)
                                   (Month/DayYear)
-------------------------------
(Last)     (First)     (Middle)                       5. Relationship of Reporting Person(s)       6. If Amendment, Date of Original
                                   August 21, 1998       to Issuer                                    (Month/Day/ Year)
Rosenthal   Harvey                                             (Check all applicable)
-------------------------------
                                3. IRS or Social Se-   /X/ Director             / / 10% Owner      7. Individual or Joint/Group
                                   curity Number of    / / Officer (give        / / Other (specify    Filing (check Applicable Line)
  60 State Street/ Suite 700       Reporting Person                 title below)           below)     /X/ Form filed by One
-------------------------------    (Voluntary)                                                            Reporting Person
           Street                                             ----------------------                  / / Form filed by More than
                                                                                                          One Reporting Person
Boston       MA         02109
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(City)     (State)       (Zip)
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                                                   Table I -- Non-Derivative Securities Beneficially Owned

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
1. Title of Security               2.  Amount of Securities    3.  Ownership            4.  Nature of Indirect Beneficial Ownership
   (Instr. 4)                          Beneficially Owned          From:  Direct            (Instr. 5)
                                       (Instr. 4)                  (D) or Indirect
                                                                   (I)  (Instr. 5)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
         * If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                           SEC 1473(7-96)
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
FORM 3 (continued)                Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of Derivative   2. Date Exer-        3. Title and Amount of Securities   4. Conver-     5. Owner-   6. Name of Indirect
   Security                 cisable and          Underlying Derivative Security      sion or        ship        Beneficial Ownership
   (Instr. 4)               Expiration Date      (Instr. 4)                          Exercise       Form of     (Instr. 5)
                            (Month/Day/Year)                                         Price of       Deriv-
                         -------------------------------------------------------     Deriv-         ative
                                                                  Amount             ative          Security:
                            Date     Expira-                      or                 Security       Direct
                            Exer-    tion             Title       Number                            (D) or
                            cisable  Date                         of                                Indirect
                                                                  Shares                            (I)
                                                                                                   (Instr. 5)
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  Explanation of Responses:




                                                                                       /s/ Harvey Rosenthal      September 18, 1998
                                                                                       --------------------      ------------------

**Intentional misstatements or omissions of facts constitute Federal Criminal             **Signature of               Date
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                 Reporting Person

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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